Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-11 of our report dated February 19, 2009 relating to the consolidated balance sheet of Bluerock Enhanced Multifamily Trust, Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Freedman & Goldberg, CPAs, PC
Farmington Hills, MI
September 24, 2009